Exhibit 12.1

Computation of Ratios

Basic Earnings Per Share	=	Net Income/Average Common Shares Outstanding

Diluted Earnings Per Share	=	Net Income/Average Diluted Shares

Cash Dividends Per Share	=	Dividends Paid/Average Common Shares Outstanding

Book Value Per Share	=	Total Shareholders’ Equity/Average Common Shares Outstanding

Return on Average Assets	=	Net Income/Average Assets

Return on Average Assets — Continuing	=	Net Income from Continuing Operations/Average Assets

Return on Average Shareholders’ Equity	=	Net Income/Average Shareholders’ Equity

Return on Average Shareholders’ Equity — Continuing	=	Income from Continuing Operations/Average Shareholders’ Equity

Net Interest Margin	=	Tax Equivalent Net Interest Income/Average Earning Assets

Efficiency Ratio	=	Noninterest Expense/(Net Interest Income Plus Noninterest Income)

Loans to Deposits	=	Net Loans/Average Deposits Outstanding

Dividend Payout	=	Dividends Declared/Net Income

Average Shareholders’ Equity to Average Assets	=	Average Shareholders’ Equity/Average Assets

Tier I Capital Ratio	=	Shareholders’ Equity — Intangible Assets — Securities Mark-to-market Capital Reserve (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio	=	Tier I Capital Plus Allowance for Loan Losses/Risk Adjusted Assets

Tier I Leverage Ratio	=	Tier I Capital/Average Assets

Net Charge-offs to Average Loans	=	(Gross Charge-offs Less Recoveries)/Average Net Loans

Non-performing Loans to Total Loans	=	(Nonaccrual Loans Plus Loans Past Due 90 Days or Greater)/Gross Loans Net of Unearned Interest)

Non-performing Assets to Total Loans Plus OREO	=	(Nonaccrual Loans Plus Loans Past Due 90 Days or Greater Plus OREO)/Total Loans +OREO

Allowance for Loan Losses to Total Loans	=	Allowance for Loan Losses/(Gross Loans Net of Unearned Interest)

Allowance for Loan Losses to Non-performing Assets	=	Allowance for Loan Losses/(Nonaccrual Loans Plus Loans Past Due 90 days or Greater Plus OREO)

Allowance for Loan Losses to Non-performing	=	Allowance for Loan Losses/(Nonaccrual Loans Performing)

Basic Earnings Per Share — Continuing	=	Income from Continuing Operations/Average Common Shares

Diluted Earnings Per Share — Continuing	=	Income from Continuing Operations/Average Diluted Shares